UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K


                       Pursuant to Section 13 or 15(d) of

                      The Securities Exchange Act of 1934



        Date of Report (date of earliest event reported): April 1, 1998



                             Commission File No. 1-12575



                          UTAH MEDICAL PRODUCTS, INC.

             (Exact name of Registrant as specified in its charter)


                   UTAH                                       87-0342734

      (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)


                              7043 South 300 West
                                    Midvale, Utah  84047

                     Address of principal executive offices


Registrant's telephone number:      (801) 566-1200

                ITEM 6.  RESIGNATIONS OF REGISTRANT'S DIRECTORS





On April 1, 1998, Perry L. Lane resigned as a director of Utah Medical Products, Inc. ("UM"). Mr. Lane has furnished a letter describing disagreements between himself and the operations, policies or practices of UM since 1993, and has requested that the matter be disclosed. Mr. Lane's letter is attached as
Exhibit 1.

Mr. Lane indicated disagreements in two principal areas, and raised a number of other "concerns": 1) new product development, especially Cordguard, a product obtained in an asset purchase agreement on January 4, 1994 with OB Tech, Inc; and 2) UM's share repurchase program, initiated in 1992.

1) In regard to new product development, Mr. Lane indicates that due diligence efforts in acquiring Cordguard were inadequate, a safety issue was ignored, and the board of directors was not informed of expenses. He also expresses disappointment that a product was not developed for an idea he provided to UM.

UM believes that the descriptions provided by Mr. Lane are incorrect, incomplete and misleading. Mr. Lane had and took advantage of unrestrained access to senior management and technical personnel of UM. After an initial exposure to Cordguard and favorable recommendation in early 1993 by UM's VP of New Product Development, Dr.Gail Billings, due diligence efforts began in earnest in July 1993. UM's records include due diligence notes taken by members of UM's established Steering Committee, composed of senior technical, marketing and executive management personnel, in discussions with physicians, OB Tech marketing and other management personnel, and two experienced venture capital groups which had funded early Cordguard development, among others. Although certain of UM's outside directors who were interested in the Cordguard technology and the new product opportunity that it represented personally participated in the due diligence process, Mr. Lane did not choose to do so. Nevertheless, Mr. Lane voted in favor of a resolution unanimously passed at an August 6, 1993 board meeting to authorize the negotiation of an agreement with OB Tech, Inc. within guidelines established by the board, and later signed those minutes. Mr. Lane did not offer any guidelines different from those adopted. A tentative agreement to acquire Cordguard, contingent upon successful completion of UM's own clinical evaluation of the product's efficacy, was publicly announced on August 20, 1993. On September 8, Dr. Billings updated the board respecting the results of UM's investigation to date and outlined additional questions and matters under inquiry. Although Mr. Lane was present during the September discussions, he did not indicate any due diligence questions that he felt were not being properly assessed. Following the discussion of a term sheet outlining the principal terms of the proposed acquisition, Mr. Lane voted in favor of a resolution unanimously approved at the October 22, 1993 board meeting to approve the acquisition of the assets of OB Tech, Inc. Again, Mr. Lane did not suggest any terms or contingencies different from those included in the term sheet, nor indicate any disagreement with the conclusion of the board to acquire the Cordguard concept at a significant cost, clearly known to all at the meeting, with the recognized requirement for further R&D and the related risks. The purchase agreement was signed on January 4, 1994. UM's directors were aware of the results of UM's clinical evaluations and participated in setting final terms of the agreement. At no time in the five months between the August 6, 1993 board meeting at which he voted to pursue the Cordguard acquisition until the agreement was signed on January 4, 1994, did Mr. Lane, as part of his due diligence and the required exercise of his prudent business judgment as a director, indicate that "ordinary management diligence" had not been exercised, as he now asserts in his resignation letter.

The safety issue to which Mr. Lane alludes was first identified to Mr. Cornwell in a letter written by Mr. Lane dated February 3, 1998 following a board meeting on January 30, 1998. So that the entire board could properly consider Mr. Lane's substantive comments, in the January 30 meeting Mr. Lane was asked to disclose to the full board all of his objections regarding new product development projects. Mr. Lane did not raise the Cordguard safety issue, although in the meeting Mr. Lane withdrew his support for both the Cordguard and fetal pH projects. The February 3, 1998 letter, which identified Mr. Lane's Cordguard safety concern, was the thirty-seventh letter sent by Mr. Lane to UM since June 1997, requesting written responses to questions in a format acceptable to Mr. Lane, which information either had been already provided, clearly and in detail satisfactory to Mr. Lane at the time it was presented, or was available in the records of the Company open for review by Mr. Lane, or was available from contact with various UM employees at all levels to which Mr. Lane had free access. During this latter period since June 1997, Mr. Lane declined to contact UM's scientific, sales and management employees directly responsible for the project, notwithstanding the fact that he had previously felt free to do so, particularly in connection with the review of his own product concept that he had introduced to UM as noted below. Although Mr. Lane had referred to Cordguard in several of the previous 36 letters since June 1997, he had never referred to his concerns respecting the safety of the product. Apparently, according to Mr. Lane's February 3, 1998 letter, in Mr. Lane's discussion with a neighbor, a physician, in January 1997, the physician speculated that the use of Cordguard to sever the cord, for a baby born with the umbilical cord tightly wrapped around its neck, might be hazardous. Mr. Lane did not say whether the physician had ever used Cordguard. Based on UM's validation of Cordguard performance criteria, the U.S. FDA concurred with UM's premarketing claims of safety and efficacy in December 1995. Since the December 1995 release by the FDA, approximately 9,000 Cordguard units have been used without any reports of a safety risk associated with the umbilical cord wrapped tightly around a baby's neck. If Mr. Lane was so greatly concerned about his January 1997 findings, the other directors now question why Mr. Lane never brought it up in a board meeting, never exercised his power to call a special board meeting himself, and waited more than a year to express his concerns.

Mr. Lane's repeated statements that the board was not informed of expenses are not credible. The other directors can state from personal knowledge that all directors were informed. Acquisition costs were discussed by the entire board and agreed upon as part of setting the terms of the OB Tech agreement. Lori Sessions, UM's Controller, on the board of directors from February 1994 until August 1997, was responsible for collecting and reporting the details of all of UM's expenses, including product development. Mr. Lane had free access to Ms. Sessions, who provided accounting information regularly to the board, as well as directly to individual directors when requested. Ms. Sessions was also responsible for preparing the budgets which were part of the annual operating plans reviewed in detail and approved each year by resolution of the board of directors. Mr. Lane signed minutes at the beginning of each year of 1994, 1995, 1996 and 1997 that contained unanimous board approval for operating plans including budgeted Cordguard product development spending.

With regard to the R&D project that Mr. Lane claims had "economic advantages and clinical benefits readily apparent," UM's R&D managers were responsible for independently evaluating the feasibility of Mr. Lane's idea, and chose in November 1995 not to pursue it. Inasmuch as Mr. Lane admits in his resignation letter that he had sufficient access to UM's engineers to learn that a patent might be obtained, the other directors are perplexed as to why Mr. Lane also could not learn in late 1995 why his project wasn't pursued. Although R&D investigated Mr. Lane's idea more than a year earlier, Mr. Lane did not bring this complaint to the board's attention prior to May 1997.

2) Mr. Lane indicates disagreements with the value of share repurchases and the use of sales of puts to accomplish the repurchase objective.

The board unanimously approved the Company's share repurchase program as detailed below and consistently bought shares at prices favorable to UM when compared to contemporaneous market prices and trading conditions. Of course, it is convenient now to be disappointed in view of the lower market prices. The directors disagree with Mr. Lane's recent attempt to disavow responsibility for repurchases that were made with his authorization as a director. Prior to Mr. Cornwell's involvement at UM, on August 25, 1992, UM's board of directors by unanimous written consent initiated a share repurchase program to repurchase up to $2 million of UM's stock at a price up to $12/ share. Mr. Lane participated in that resolution.

Subsequent to Mr. Cornwell's employment, Mr. Lane participated in board meetings, consistently supported the stock repurchase plan and signed the minutes to authorize additional repurchases or to formally ratify repurchases previously made:

 a)4-17-93: Authorized an additional $4 million in continuance of repurchase plan. (Mr. Lane voted FOR)
 b)5-21-93: Authorized uncovered put writing in order to facilitate share repurchases at a predetermined price. (Mr. Lane abstained because he said he did not understand put options.)
 c)10-22-93: Authorized an additional $2 million in continuance of repurchase plan. (Mr. Lane voted FOR)
 d)1-28-94: Ratified all share repurchases and sales of puts to date. (Mr. Lane voted FOR)
 e)5-06-94: Ratified a repurchase of 300,000 shares at $7.875/ share from a single shareholder. (Mr. Lane voted FOR)
 f)7-22-94: 1) Ratified all share repurchases and sales of puts to date. (Mr. Lane voted FOR); 2) Ratified 5-26-94 telephonic poll of directors to authorize a further $2 million in continuance of repurchase plan. (Mr. Lane voted FOR); and 3) Authorized an additional $2 million in continuance of repurchase plan. (Mr. Lane voted FOR)
 g)1-27-95: Ratified all share repurchases to date.  (Mr. Lane voted FOR)
 h)5-19-95: 1) Ratified all share repurchases to date. (Mr. Lane voted FOR); and 2) Ratified 4-6-95 telephonic poll of directors to authorize a further $2.5 million in continuance of repurchase plan. (Mr. Lane voted FOR)
 i)7-28-95: Ratified all share repurchases to date.  (Mr. Lane voted FOR)
 j)10-27-95: Ratified all share repurchases to date.  (Mr. Lane voted FOR)
 k)12-27-95: Authorized an additional $3 million in continuance of repurchase plan. (Mr. Lane voted FOR)
 l)2-02-96: Ratified all share repurchases to date.  (Mr. Lane voted FOR)
 m)5-17-96: 1) Ratified all share repurchases and put sales to date. (Mr. Lane voted FOR); and 2) Ratified 3-14-96 and 4-24-96 telephonic polls of directors to authorize a further $6 million in continuance of repurchase plan. (Mr. Lane voted FOR)
 n)7-26-96: 1) Ratified all share repurchases and sales of puts to date. (Mr. Lane voted FOR); 2) Ratified 6-24-96 telephonic poll of directors to authorize a further $3 million in continuance of repurchase plan. (Mr. Lane voted FOR); and 3) Authorized agreement with Swiss Bank Corporation to privately sell put options. (Mr. Lane voted FOR)
 o)10-25-96: Ratified all share repurchases and sales of puts to date. (Mr. Lane voted FOR)
 p)2-01-97: Ratified all share repurchases to date.  (Mr. Lane voted FOR)


Put option sales were used by UM to lock in a purchase price for shares to be repurchased. The exercise prices agreed upon were equal to or below the current market price of the stock at the time the put option was sold. In fact, this mechanism greatly benefitted stockholders by reducing UM's effective cost of repurchasing shares by about $1.00/ share below the market price prevailing during the time that the shares were repurchased. Mr. Lane's description of
"expended .... in sales contracts" is an incorrect representation.  The amounts
"expended" were the purchase price of shares repurchased. This purchase price resulting from the exercise of put options was reduced by the premiums received when the put options were sold. Mr. Lane was accurate in saying at the May 21, 1993 board meeting that he does not understand this financial mechanism.

Mr. Lane lists additional concerns which include a number of conclusionary allegations that are essentially a disagreement on management style. The other directors believe that Mr. Lane's characterization of events is out of proper context, full of gross exaggerations and misleading. As to allegations made by certain executive managers through Mr. Lane, the majority of the board felt that direct investigation by independent outside directors was the best method of evaluating the situation. All outside directors met with the executive managers, found the complaints were unsupported and voted to continue to support Mr. Cornwell.

In October 1997, about five months after the outside board members had investigated Mr. Lane's management concerns, the Executive Committee of the board of directors, comprised of two outside directors and Mr. Cornwell who represented a majority of the board of directors, recommended that Mr. Lane resign as a director because of its finding that the matters initiated by Mr. Lane were baseless and unfairly presented, and that Mr. Lane sought to change top management through methods that were irresponsible and not in proper regard for shareholder interests.

Mr. Lane's miscellaneous other disagreements include a claim that the Company's line of credit was misused. The other directors disagree with Mr. Lane's conclusions. Although the other directors agree that the primary impetus in getting the line was to provide funding for acquiring Columbia Medical, Inc., the general purpose of the line was to provide liquidity to allow UM to take advantage of opportunities to increase shareholder value, which includes share repurchases authorized by the board of directors.

With regard to Mr. Lane's observations regarding his contacts with third parties, Mr. Cornwell properly reminded Mr. Lane that third parties should be referred to the CEO per the corporate policy governing handling of corporate opportunities. The NYSE company referred to in Mr. Lane's letter did not make an offer of any kind but merely initiated a preliminary overture in a manner that would best serve such company's own interests. Regarding the telephone call to Mr. Lane during negotiations regarding a supply agreement, the outside firm solicited Mr. Lane in a transparent effort to circumvent and undermine UM's established negotiating position. The call to Mr. Lane did not affect the terms of the agreement, but did result in the board replacing Mr. Lane as Chairman. The Company referred to has since breached the most significant terms of the agreement, and the agreement has been terminated.

Mr. Lane's claim of "a flagrant distortion" in the February 1, 1997 minutes is a matter of self-interest. A draft of all proposed resolutions, including a resolution to limit outside director options, was circulated prior to the meeting, considered and passed at the meeting, and was included in the minutes of the meeting that Mr. Lane later signed. Notwithstanding the effect of the resolution to deny Mr. Lane additional options, Mr. Lane has benefitted by several hundred thousand dollars from options previously granted while a director of UM. At the next board meeting in May 1997, Mr. Lane objected to the February 1, 1997 resolution limiting his own options. Since that May 1997 meeting, Mr. Lane's subsequent objections relative to board meeting minutes have been based on format, not substance. The other outside directors do not agree with Mr. Lane that any of the minutes are inaccurate.

The other directors believe it is management's job to be enterprising, optimistic and proactive. Not every initiative succeeds. Mr. Lane attended all of the board meetings over the last 51/4 years since Mr. Cornwell was hired as the chief executive officer of UM, approximately six meetings per year, and regularly participated in unanimous approval of board actions. Mr. Lane had the full opportunity to be heard and to express his disagreement with any of UM's business decisions during that period of time, but he did not. When he belatedly began writing letters raising questions since June 1997, those topics were always included in the next possible board meeting. In view of Mr. Lane's active participation in board discussions, his opportunity to request a more complete review, his access to corporate information and personnel and his regular vote in favor of board resolutions, the other directors object to Mr. Lane's attempts in retrospect to disavow business judgments he previously supported, and consider his actions irresponsible. Furthermore, Mr. Lane's reference in his resignation letter that management was "unable to achieve what I consider minimal corrective action" is misleading because, although Mr. Lane had and took advantage of unrestrained access to the management of UM, he never offered any coherent counter proposals or definition of what minimal corrective action he expected.

As a practical matter, the other directors do not agree that there were significant differences with Mr. Lane regarding operations, policies or practices of UM. Mr. Lane's resignation is a result of an unsuccessful personal campaign against Kevin L. Cornwell, Chairman & CEO. Mr. Lane's sole focus on after-the-fact fault finding, without any coherent alternative proposals, made him deteriorate into an ineffective board member. The other board members think his resignation is in the best interest of UM and its shareholders. Mr. Lane's resignation will have no negative impact on implementing UM's clear plan for the future.



                               ITEM 7.  EXHIBITS



 c)Exhibit

                  SEC
Exhibit #     Reference #                          Title of Document


1                 17          Letter from Perry L. Lane, dated 30 March, 1998,
                              to Utah Medical Products, Inc. regarding director resignation.



                                   SIGNATURES




  Pursuant to the requirements of the Securities Exchanges Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                UTAH MEDICAL PRODUCTS, INC.

                                REGISTRANT


Date: 4/7/98                    By:\s\ Kevin L. Cornwell
                                   Kevin L. Cornwell
                                   CEO and CFO